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news release  [TENNECO LETTERHEAD]

          Contacts:     Jane Ostrander                 Leslie Hunziker
                        Media Relations                Investor Relations
                        847 482-5607                   847 482-5042
                        jostrander@tenneco.com         lhunziker@tenneco.com

              TENNECO NAMES GREGG SHERRILL AS NEW CHAIRMAN AND CEO
       THIRTY-YEAR INDUSTRY VETERAN CURRENTLY RUNS JOHNSON CONTROL'S POWER
                                 SOLUTIONS GROUP

Lake Forest, Illinois, (January 5, 2007) -- Tenneco Inc. (NYSE: TEN) announced today that its board of directors has named Gregg Sherrill as the company's new chairman and chief executive officer. Sherrill, 53, is President, Power Solutions at Johnson Controls Inc. His appointment is effective January 15, 2007.

"Gregg is a proven leader with the broad industry experience and strong global perspective required to lead a Tier-1 supplier in today's challenging environment," said Paul T. Stecko, who has served as non-executive chairman of Tenneco on an interim basis since July. "He has considerable experience on both the OEM and components side of this industry, and fully understands the operational principles and disciplines necessary to grow a global business while continuously reducing costs. Most importantly, he is results driven with an established record for delivering outstanding performance in both the OE and aftermarket segments."

Sherrill, a 30-year industry veteran, has been responsible for Johnson Control's global automotive battery business since 2003. Under his leadership, the Power Solutions business -- the world's largest manufacturer of lead acid automotive batteries -- experienced strong growth. Revenues grew to $3.5 billion as the group expanded its global manufacturing footprint with new operations in North America and Europe, and by establishing its first manufacturing operations in China and Korea. From 2001 to 2003, he was group vice president and managing director of Europe, South Africa and South America for Johnson Control's Automotive Systems Group, which at the time was a $4.5 billion seating and interiors business in these regions.

Prior to joining Johnson Controls in 1998, Sherrill spent 22 years at Ford Motor Company, where he held various engineering and manufacturing assignments with increasing responsibilities, including plant manager of Ford's Dearborn, MI engine plant and director of Supplier Technical Assistance.

"Tenneco has achieved industry leadership by successfully executing on proven strategies for generating growth, entering new markets and improving the company's operational performance," Sherrill said. "I am eager to continue this tradition and build on our successes globally, working with an extremely strong senior management team and employees whose dedication and capabilities are well recognized."

Sherrill received his B.S degree in mechanical engineering from Texas A&M University and his MBA degree from Indiana University.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R) Elastomer brand names.

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